Exhibit 99.1

The following tables set forth a reconciliation of Reported Adjusted EBITDA and Pro Forma Adjusted EBITDA to net income attributable to EMSC for the twelve months ended September 30, 2012. The numbers have been rounded to conform to EMSC’s investor presentations and may therefore vary in specificity from the numbers reported in EMSC’s SEC reports.

Reconciliation of Reported Adjusted EBITDA(1) to Pro Forma Adjusted EBITDA

Twelve Months Ended September 30,
(in millions of dollars)	2012

Net income attributable to EMSC	$30.2
Net income attributable to noncontrolling interest	—
Equity in earnings of unconsolidated subsidiary (a)	(0.5)
Income tax expense	23.0
Loss on debt extinguishment (b)	6.7
Interest and other expense	(0.8)
Realized gain on investments (c)	(0.4)
Interest expense	169.3
Related party management fees (d)	5.0
Equity-based compensation expense (e)	5.9
Restructuring charges (f)	13.9
Depreciation and amortization expense	122.1
Reported Adjusted EBITDA (1)	$374.6
Run-rate impact of acquisitions (g)	0.1
Contract exit costs (h)	9.7
Unfavorable prior year insurance adjustments (i)	0.8
Legal settlements and consulting fees (j)	3.1
Pro Forma Adjusted EBITDA	$388.2

(1)         Reported Adjusted EBITDA is defined as net income (loss) attributable to EMSC before equity in earnings of unconsolidated subsidiary, income tax expense, loss on early debt extinguishment, interest and other (expense) income, realized gain (loss) on investments, interest expense, related party management fees, equity-based compensation expense, restructuring charges and depreciation and amortization expense and net income attributable to noncontrolling interest, and represents Reported Adjusted EBITDA as reported in EMSC’s public SEC filings.

For the twelve months ended September 30, 2012, EMSC presents Pro Forma Adjusted EBITDA which is defined as Reported Adjusted EBITDA as further adjusted to give effect to the items specified in the table below and accompanying notes.

Adjusted EBITDA measures are commonly used by management and investors as performance measures and liquidity indicators.  EMSC believes that presenting Pro Forma Adjusted EBITDA is appropriate to provide additional information to investors with respect to the pro forma impact on Reported Adjusted EBITDA of acquisitions and the other matters presented in the table above.

(a)                   Represents the equity in earnings recognized in the 2011 and 2012 periods relating to the minority interest held by American Medical Response, Inc. (“AMR”) in a joint venture in Trinidad.  AMR recognizes equity in earnings of the unconsolidated subsidiary in the income statement, but not in Reported Adjusted EBITDA.

(b)                   Represents the write-off of debt issuance costs associated with unscheduled debt repayments in 2011 and 2012.

(c)                    Represents realized gains or losses on investments held at EMCA associated with insurance related assets.  These gains or losses are recorded only upon a sale or maturity of such investments.

(d)                   Represents the management fee paid to Clayton, Dubilier & Rice LLC.

(e)                    Represents the non-cash equity based compensation expense related to equity based awards under EMSC’s equity incentive plans.

(f)                     Represents restructuring charges incurred in connection with the continuing efforts to re-align operations and billing functions of AMR and EmCare Holdings Inc. (“EmCare”) and reduce administrative costs at EMSC.

(g)                    Represents the annualized estimated impact on Adjusted EBITDA of the following acquisition as if it had been acquired on October 1, 2011: MA Emergency Associates, P.L. (December 2011). For this acquisition, EMSC calculated the incremental Adjusted EBITDA from October 1, 2011 through the acquisition date using actual Adjusted EBITDA subsequent to the acquisition date and projected Adjusted EBITDA for the twelve month period. In so determining the annualized estimated impact of the acquired business, EMSC used financial information provided by the acquired business, which were prepared pursuant to applicable accounting principles for such acquired business (which may differ from GAAP and which were unaudited in certain circumstances), together with EMSC’s own assumptions and estimates to derive an Adjusted EBITDA for such acquired business. Accordingly, although EMSC believes that the financial information provided by the acquired business is accurate, such information has not been, and cannot be, independently verified by EMSC’s management. There can be no assurance that EMSC would have generated the estimated levels of Adjusted EBITDA had EMSC owned the acquired business on October 1, 2011.

(h)                   Represents non-recurring costs incurred for markets EMSC exited during the period, including Alameda and Santa Clara, California and South Carolina.

(i)                       Represents adjustments to prior insurance development reserves that are not expected to recur at the same rate.

(j)                      Represents non-recurring legal settlement reserves for a prior owner of an acquired business and for non-recurring third-party consulting costs for specific margin improvement initiatives at one of EMSC’s businesses.